NEWS RELEASE

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com MEMBER FDIC

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
April 15, 2004	Robert J. Glickman
Chief Executive Officer
(773) 832-3456
E-mail: rglickman@corusbank.com

CORUS BANKSHARES REPORTS
RECORD FIRST QUARTER EARNINGS

Chicago, Illinois – Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2004 first quarter earnings of $17.9 million, or $0.62 per diluted share, compared to $11.8 million, or $0.41 per diluted share, in the first quarter of 2003. This represents a 50% increase as compared to last year’s first quarter.

“This has been a very successful first quarter for Corus,” said Robert J. Glickman, President and Chief Executive Officer. “In one year, we grew our assets by over $1 billion to $3.7 billion. This is the direct result of the significant growth in our commercial real estate portfolio. In the first quarter alone, we originated $529 million in commercial real estate loans, 50% greater than the first quarter of 2003. Furthermore we expect continued growth in the loan portfolio. This expectation is supported by our ‘loan pipeline’ of $3.8 billion at quarter-end.

As always, we focus on loan quality and I’m happy to report that we have not had a commercial real estate loan charge-off in over four years. We also watch our costs very closely as reflected by our efficiency ratio of just 35%, among the best in the industry.”

Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate lending.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “may,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•	the general state of the economy and, together with all aspects of Corus’ business that are affected by changes in the economy, the impact that changes in rates have on Corus’ net interest margin;

•	Corus’ ability to continue its strong loan originations and, in turn, its ability to increase the commercial real estate loan portfolio;

•	Corus’ ability to access cost-effective funding, especially with brokered certificates of deposit, to fund marginal loan growth;

•	the amount of charge-offs related to Corus’ business of servicing the check cashing industry;

•	changes in management’s estimate of the adequacy of the allowance for loan losses;

•	the impact of competitors’ pricing initiatives on loan and deposit products;

•	the extent of defaults and losses given default, and the resulting lost interest income from such defaults; and

•	changes in the laws, regulations and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company’s financial results is included in the Company’s 2003 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

# # #

Summary Financial Data (Unaudited)

(Dollars in thousands, except per share data)	2004	2003(1)	2002
For the Three Months Ended March 31:
Net income	$17,935	$11,793	$10,468
Basic earnings per share	0.64	0.42	0.37
Diluted earnings per share	0.62	0.41	0.36
Average earning assets	3,538,422	2,536,625	2,559,366
Net interest income (fully taxable equivalent)	37,399	27,276	23,139
Noninterest income (without securities gains/losses)	3,483	3,722	3,656
Net operating revenue (2)	40,882	30,998	26,795
Cash dividends declared per common share	0.313	0.080	0.078
Net interest margin (fully taxable equivalent)	4.23%	4.30%	3.62%
Return on equity (ROE)	13.1%	9.8%	9.2%
Return on assets (ROA)	2.0%	1.8%	1.6%
Efficiency ratio (3)	34.8%	41.0%	45.7%
Capital Ratios at March 31:
Leverage (Tier 1 capital to quarterly average assets)	17.49%	17.50%	15.94%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	18.42%	16.64%	18.02%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	21.04%	18.59%	20.68%
Common equity to total assets	14.97%	18.68%	17.47%
Common Stock Data at March 31:
Market price per common share	$40.29	$19.96	$23.77
Common shareholders’ equity per share	19.81	17.32	16.38
Shares outstanding at end of period	27,900	28,058	28,319

Reflects a 100% stock dividend on December 15, 2003.

(1) 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

(2) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

(3) Noninterest expense less goodwill amortization, divided by net operating revenue.

Condensed Consolidated Balance Sheets

	(Unaudited)		(Unaudited)
	March 31	December 31	March 31
(Dollars in thousands)	2004	2003	2003(1)
Assets
Cash and due from banks – noninterest-bearing	$66,144	$63,524	$68,032
Federal funds sold	802,400	682,000	333,870
Securities:
Available-for-sale, at fair value
Common stocks at the Bank Holding Company	197,802	188,844	134,886
Other securities	212,074	244,062	239,350
Held-to-maturity, at amortized cost	11,725	11,744	6,659

Total Securities	421,601	444,650	380,895
Loans, net of unearned discount	2,372,800	2,433,771	1,794,481
Less: Allowance for loan losses	36,767	36,448	35,517

Net Loans	2,336,033	2,397,323	1,758,964
Premises and equipment, net	26,244	26,313	27,902
Accrued interest receivable and other assets	34,961	25,497	27,142
Goodwill, net of accumulated amortization	4,523	4,523	4,523

Total Assets	$3,691,906	$3,643,830	$2,601,328

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$243,594	$227,960	$218,989
Interest-bearing	2,625,727	2,618,442	1,822,686

Total Deposits	2,869,321	2,846,402	2,041,675
Other borrowings	34,105	36,403	43,477
Long-term debt – subordinated debentures	177,837	172,500	—
Accrued interest payable and other liabilities	57,941	42,345	30,249

Total Liabilities	3,139,204	3,097,650	2,115,401
Shareholders’ Equity
Common stock, surplus and retained earnings	488,749	484,472	455,868
Net unrealized gains on available-for-sale securities	63,953	61,708	30,059

Total Shareholders’ Equity	552,702	546,180	485,927

Total Liabilities and Shareholders’ Equity	$3,691,906	$3,643,830	$2,601,328

(1) March 31, 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31
(Dollars in thousands, except per share data)	2004	2003(1)
Interest, loan fees, and dividend income	$50,732	$38,247
Interest expense	13,951	11,475

Net Interest Income	36,781	26,772

Provision for loan losses	—	—

Net Interest Income after Provision for Loan Losses	36,781	26,772

Noninterest Income:
Service charges on deposit accounts	2,932	2,995
Securities gains/(losses), net	1,254	(101)
Other income	551	727

Total noninterest income	4,737	3,621

Noninterest Expense:
Salaries and employee benefits	9,627	8,249
Net occupancy	993	963
Data processing	729	639
Depreciation — furniture & equipment	318	377
Other expenses	2,568	2,474

Total noninterest expense	14,235	12,702

Income before income taxes	27,283	17,691
Income tax expense	9,348	5,898

Net Income	$17,935	$11,793

Earnings Per Common Share:
Basic	$0.64	$0.42
Diluted	$0.62	$0.41
Weighted Average Common and Common Equivalent Shares Outstanding	28,888	28,453

Reflects a 100% stock dividend on December 15, 2003.

(1) 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

Average Balance Sheets and Net Interest Margin (Unaudited)

	Three Months Ended March 31:
	2004			2003
			Average			Average
	Average	Interest	Yield/	Average	Interest	Yield/
Dollars in thousands)	Balance	and Fees	Cost	Balance	and Fees	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$855,225	$3,286	1.54%	$651,907	$3,576	2.19%
Common stocks at the Bank Holding Company (2)	195,364	2,167	4.44%	146,642	1,722	4.70%
Loans, net of unearned income (3)	2,487,833	45,897	7.38%	1,738,076	33,453	7.70%

Total earning assets	3,538,422	51,350	5.80%	2,536,625	38,751	6.11%
Noninterest-earning assets:
Cash and due from banks—noninterest bearing	95,985			78,946
Allowance for loan losses	(36,625)			(36,709)
Premises and equipment, net	26,291			28,180
Other assets, including goodwill	34,381			25,689

Total assets	$3,658,454			$2,632,731

Liabilities and Shareholders’ Equity
Deposits—interest-bearing:
Money market deposits	$1,193,281	$5,063	1.70%	$921,760	$4,014	1.74%
Brokered certificates of deposit	591,434	3,753	2.54%	244,498	3,714	6.08%
Retail certificates of deposit	419,707	2,230	2.13%	392,041	2,890	2.95%
NOW deposits	233,095	591	1.01%	130,656	114	0.35%
Savings deposits	167,175	207	0.49%	163,250	401	0.98%

Total interest-bearing deposits	2,604,692	11,844	1.82%	1,852,205	11,133	2.40%
Other borrowings	35,879	251	2.80%	45,762	342	2.99%
Long-term debt – subordinated debentures	177,837	1,856	4.17%	—	—	—%

Total interest-bearing liabilities	2,818,408	13,951	1.98%	1,897,967	11,475	2.42%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	239,081			220,724
Other liabilities	52,257			30,854
Shareholders’ equity	548,708			483,186

Total liabilities and shareholders’ equity	$3,658,454			$2,632,731

Interest income and loan fees/average earning assets	$3,538,422	$51,350	5.80%	$2,536,625	$38,751	6.11%
Interest expense/average interest-bearing liabilities	$2,818,408	13,951	1.98%	$1,897,967	11,475	2.42%

Net interest spread		$37,399	3.82%		$27,276	3.69%

Net interest margin			4.23%			4.30%

(1)	Liquidity management assets include federal funds sold and securities held at the subsidiary bank. Interest income on securities includes a tax equivalent adjustment of $9,000 for both 2004 and 2003, respectively.

(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $593,000 and $471,000 for 2004 and 2003, respectively.

(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $16,000 and $23,000 for 2004 and 2003, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

Net Interest Income

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period. For the three months ended March 31, 2004, Corus’ net interest income grew by $10.1 million, or 37% driven by significant loan growth. Included in interest income were loan fees of $8.9 million for the three months ended March 31, 2004 and $7.1 million for the three months ended March 31, 2003.

Noninterest Income

For the three months ended March 31, 2004, noninterest income increased by $1.1 million compared to the prior year. The increase mainly resulted from higher net securities gains, as described below.

Securities Gains/(Losses), net

For the three months ended March 31, 2004, Corus recorded net securities gains of $1.3 million compared to a loss of $101,000 in 2003. The following details the net securities gains/(losses) by source:

	Three Months Ended
	March 31
(in thousands)	2004	2003
Gains on common stocks at Bank Holding Company	$81	$7,315
Charge for “other than temporary” impairment	—	(8,962)
Sales of securities at subsidiary bank	—	(70)
Mark-to-market adjustments on non-hedge derivatives	1,173	1,616

Total securities gains/(losses), net	$1,254	$(101)

Gains on common stocks at Bank Holding Company

Gains on common stocks at the Bank Holding Company relate to the common stock portfolio of various financial industry companies held at the Bank Holding Company (see Common Stock Portfolio section for additional details). During the first quarters of 2004 and 2003, Corus recognized gains of $81,000 and $7.3 million, respectively, on security sales from the portfolio.

Charge for “other than temporary” impairment

In the first quarter of 2003, Corus recorded a charge of $9.0 million related to “other than temporary” declines in value of certain common stocks held at the Bank Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. This charge was recorded in accordance with Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity

Securities” (“FAS 115”) and as further defined by the Securities and Exchange Commission Staff Accounting Bulletin No. 59 (“SAB 59”).

As background, accounting rules require that investments be categorized as trading, held-to-maturity (“HTM”), or available-for-sale (“AFS”). Trading securities are those securities that are bought and held principally for the purpose of selling them in the near term. HTM securities are those investments which the company has the “positive intent and ability to hold” to maturity. Finally, AFS securities are those investments not classified as either trading or HTM. The common stocks held at the Bank Holding Company are classified and accounted for as AFS securities.

The significance of how an investment is classified is reflected in how unrealized gains/(losses) are treated in the accounting records and thus in the company’s financial statements. For trading securities, unrealized gains/(losses) are recorded directly in the income statement each period. This reflects the assumed short-term nature of these investments and the idea that these securities are generally purchased with the objective of generating profits on short-term differences in price. On the other hand, for HTM securities, unrealized gains/(losses) are generally not recorded at all under the assumption that any short-term fluctuations in value will ultimately reverse by maturity. The accounting for AFS securities is somewhat of a middle ground between trading and HTM. For AFS securities, changes in market value are recorded each period on the balance sheet, on an after-tax basis directly in equity as an item referred to as Other Comprehensive Income. These changes in market value are not reflected in the income statement.

An exception to the above guidelines arises when unrealized losses are determined to be “other than temporary” (“OTT”). If an investment is determined to have experienced an OTT decline in value, the loss must then be recognized in the income statement regardless of how the investment is categorized. Indications of OTT declines in value include prolonged periods of consistent unrealized losses or deterioration in the financial condition or near-term prospects of the issuer. Corus’ general practice for marketable equity securities is to recognize impairment losses on individual securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end. Lastly, Corus evaluates its investments for OTT declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

With all the preceding being said, it is important to note that while the accounting rules require that we report short-term stock price declines as “other than temporary” losses in the income statement, the reality is stock prices – for even the finest and best-managed companies – rise and fall, sometimes over very extended periods of time (such “extended” periods of times can easily be multiples of a six-month timeframe). The fact that a company’s shares fall in value for a period as short as six months is neither overly concerning to us nor any reasonable indicator of how the stock may fare in the future. This is particularly true if the overall stock market has been declining. Conversely, if a stock has been falling in the face of a generally rising market, especially if this has been occurring over a protracted period of time, this poor relative performance may well indicate a genuine problem with the company and its prospects. Regardless, such a fundamental/economic approach is not the way the accounting rules work.

Lastly, while we are required to report securities losses from these “other than temporary” declines in value, we are not allowed to report securities gains when those same securities recover in value. Case in point, as of March 31, 2004, $8.5 million of the previously charged-off $9.0 million, has been recovered as the prices of the associated common stocks have risen. Unfortunately, while Corus was required to record the $9.0 million charge as a reduction to income, the recovery does not receive the same accounting treatment, but must instead be recorded as an unrealized gain (as Other Comprehensive Income in Shareholders’ Equity) and not recognized in income until the security is either sold or in some instances the underlying corporation is acquired. Unfortunately, this is another accounting ‘disconnect’ that companies, and their investors, must learn to live with.

Mark-to-market adjustments on non-hedge derivatives

Finally, for the three months ended March 31, 2004 and 2003, the Bank recorded gains of $1.2 million and $1.6 million, respectively, from what we refer to as mark-to-market adjustments on non-hedge derivatives. Due to their unusual nature, the basis for these gains/(losses) requires additional explanation.

Like many banks, Corus utilizes derivatives to hedge its interest rate risk. This is accomplished primarily via interest rate swaps (to effectively convert fixed-rate loans and brokered CDs to floating rate) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans).

As of January 1, 2001, virtually all companies were required to adopt new derivative accounting rules (known as SFAS No. 133). These rules require that all derivative instruments be included on the balance sheet at market value. In addition, the rules provide that if derivatives are “paired-off” against specific assets and/or liabilities (“the hedged items”) and also pass an additional succession of tests, then the income statement impact of any periodic changes in the value of the derivatives are effectively offset by changes in the value of the hedged items. Such derivatives are afforded what is termed “hedge accounting” treatment. The rules are enormously complex, but suffice it to say that even though the swaps we have entered into are designed to hedge our interest rate risk – that is, regardless of the accounting treatment, the swaps are economic hedges – they do not all qualify for hedge accounting treatment and thus the impact of changes in the market value of these instruments is reflected on our income statement as securities gains/(losses).

For those swaps that do not qualify for hedge accounting treatment, there is no offset to the income statement impact of periodic changes in their market value. Therefore, this impact is fully reflected as securities gains/(losses) on the Company’s income statement. Since this income does not stem from having actually sold the instruments, it is subject to reversal based on future changes in the market values. In fact, if Corus holds swaps to maturity, which we generally do, the value of the instruments will ultimately return to $0. What this means is that the cumulative gains or losses recognized at any point in time would be temporary as they would ultimately reverse, such that the cumulative gains and losses over the life of a swap would sum to zero. However in the event that Corus sells any swaps prior to maturity, the cumulative gains or losses would not reverse.

As of March 31, 2004, Corus has recorded net cumulative gains of $6.8 million related to mark-to-market adjustments on non-hedge derivatives. While the portfolio of swaps varies both in notional amounts and maturities, the swaps will all have matured by 2008. This means that absent any sales of existing swaps, the previously recognized $6.8 million of securities gains will “reverse” in the form of $6.8 million of securities losses between now and 2008. While management can predict the eventual reversal of these gains, we cannot predict in what periods or in what periodic amounts those reversals will occur.

Noninterest Expense

For the three months ended March 31, 2004, noninterest expense increased by $1.5 million compared to the prior year, predominantly due to an increase of $1.4 million in salaries and benefits expense. The increase in salaries and benefits is primarily for commercial loan officers, who are compensated on a commission basis. Commercial loan officer compensation expense is expected to increase by $2.2 million for the full year of 2004 as compared to 2003, due to anticipated loan growth.

Common Stock Portfolio

At March 31, 2004, Corus had investments in the common stocks of 30 financial industry companies with a current market value totaling $197.8 million, including net unrealized gains of $97.2 million. These investments are included in the available-for-sale classification. The following is a list of Corus’ holdings, by market value, as of March 31, 2004:

	Ticker		Market	Percentage of
Corporation	Symbol	Shares Held	Value	Portfolio
(dollars in thousands)
FleetBoston Financial Corp.	FBF	423,960	$19,036	9.6%
Comerica Inc.	CMA	339,300	18,431	9.3
JP Morgan Chase & Co.	JPM	319,100	13,386	6.8
MAF Bancorp Inc.	MAFB	281,550	12,236	6.2
Charter One Financial Inc.	CF	338,536	11,971	6.1
Citigroup Inc.	C	225,000	11,633	5.9
Amsouth Bancorporation	ASO	466,015	10,956	5.5
Wachovia Corp.	WB	223,840	10,520	5.3
Bank of America Corp.	BAC	99,873	8,088	4.1
Merrill Lynch & Co. Inc.	MER	132,000	7,862	4.0
Bank One Corp.	ONE	137,700	7,507	3.8
US Bancorp	USB	268,870	7,434	3.8
South Trust Corp.	SOTR	195,900	6,498	3.3
City National Corp.	CYN	84,000	5,032	2.5
Morgan Stanley Dean Witter & Co.	MWD	82,000	4,699	2.4
Compass Bancshares Inc.	CBSS	108,750	4,510	2.3
Union Planters Corp.	UPC	143,554	4,285	2.2
Amcore Financial Inc.	AMFI	142,500	4,234	2.1
Hibernia Corp.	HIB	154,200	3,622	1.8
Associated Banc Corp.	ASBC	80,786	3,618	1.8
Suntrust Banks Inc.	STI	48,000	3,346	1.7
Bank of New York Co. Inc.	BK	100,000	3,150	1.6
Mellon Financial Corp.	MEL	100,000	3,129	1.6
Banknorth Group Inc.	BNK	90,000	3,064	1.5
National City Corp.	NCC	74,520	2,651	1.3
Mercantile Bankshares Corp.	MRBK	58,500	2,511	1.3
Provident Bancshares Corp.	PBKS	43,757	1,373	0.7
Commerce Bancshares Inc.	CBSH	28,491	1,359	0.7
BB&T Corp.	BBT	33,736	1,191	0.6
First Source Corp.	SRCE	18,992	470	0.2

Total			$197,802	100.0%

During the first quarter ended March 31, 2004, Corus received dividends on the stock portfolio of $1.6 million compared to $1.3 million during the same period of 2003. See noninterest income section for discussion of treatment of realized and unrealized gains and losses.

On April 1, 2004, Bank of America (BAC) acquired FleetBoston Financial Corp. (FBF) in a stock-for-stock transaction. Corus received 235,424 additional shares of BAC, bringing its total position in BAC to 335,297 shares. Corus’ book basis in the FBF shares before the acquisition was $9.0 million whereas the market value of the 235,424 BAC shares on April 1, 2004 was $19.1 million. Therefore, the acquisition will give rise to a book gain of $10.1 million as securities gains in the second quarter of 2004. It should be noted that this gain has neither a cash flow nor net tax impact; this is GAAP treatment for accounting for stock-for-stock acquisitions.

Additionally, two other companies of which Corus owns stock have announced stock-for-stock transactions. JP Morgan Chase & Co. (JPM) plans to acquire Bank One Corp. (ONE). Under the announced terms and at JPM’s price as of March 31, 2004, the acquisition would cause a book gain of $3.6 million. Regions Financial Corp. (RF) plans to “merge” with Union Planters Corp. (UPC). Under the announced terms of this transaction and at RF’s price as of March 31, 2004, the acquisition would cause a book gain of $2.3 million. It is anticipated that both of these transactions will close in the second quarter of 2004.

Loan Portfolio

The following table details the composition of Corus’ loan portfolio (excludes unfunded commitments):

	March 31, 2004		December 31, 2003		March 31, 2003
(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate:
Non-construction	$1,112,487	47%	$1,207,015	50%	$995,925	56%
Construction	1,072,004	45	1,005,206	41	597,375	33
Mezzanine	45,294	2	53,790	2	32,585	2

Total commercial real estate	2,229,785	94%	2,266,011	93%	1,625,885	91%
Commercial	79,004	3	98,621	4	75,619	4
Residential real estate and other	64,011	3	69,139	3	92,977	5

Total loans	$2,372,800	100%	$2,433,771	100%	$1,794,481	100%

Commercial Real Estate Lending

Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The non-construction loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these “bridge” loans or “mini-perms”, but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes.

Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or non-construction loan (as opposed to a third party’s). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

The following table is a summary of commercial real estate loans and unfunded commitments. Including commitments, the commercial real estate loan portfolio totals $3.7 billion.

	March 31, 2004		December 31, 2003		March 31, 2003
(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Funded commercial real estate loans, net	$2,229,785	60%	$2,266,011	59%	$1,625,885	56%
Commitments:
Loans — unfunded portion	1,195,063	33	1,168,115	31	1,104,848	38
Commitment letters	266,974	7	375,865	10	166,610	5
Letters of credit	10,454	—	10,502	—	20,682	1

Total	$3,702,276	100%	$3,820,493	100%	$2,918,025	100%

While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

The following tables break out commercial real estate loans by size, property type, and location:

Commercial Real Estate Loans - By Size

	As of March 31, 2004
		Total Commitment(1)
	# of
(dollars in millions)	Loans	Amount	%
$60 million and above	15	$1,069	29%
$40 million to $60 million	17	797	21
$20 million to $40 million	39	1,096	30
$1 million to $20 million	85	724	20
Less than $1 million	166	40	1
Deferred fees/other discounts	N/A	(24)	(1)

Total	322	$3,702	100%

Commercial Real Estate Loans - By Property Type

	As of March 31, 2004
		Total Commitment(1)
	# of
(dollars in millions)	Loans	Amount	%
Condo/loft conversion	57	$1,943	52%
Hotel	39	628	17
Rental apartments	15	465	13
Office	17	459	12
Warehouse / Light industrial	12	99	3
Nursing homes	7	60	2
Vacant land	4	22	1
Retail	4	8	—
Other	1	2	—
Loans less than $1 million	166	40	1
Deferred fees/other discounts	N/A	(24)	(1)

Total	322	$3,702	100%

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loans - By Major Metropolitan Area

	As of March 31, 2004
		Total Commitment(1)
	# of
(dollars in millions)	Loans	Amount	%
California:
Los Angeles	24	$490	13%
San Francisco	9	277	7
San Diego	8	142	4
Sacramento	1	33	1

California Total	42	942	25
Washington, D.C.(2)	25	853	23
New York City	17	480	13
Chicago	29	430	12
Chicago-Loans less than $1 million	159	36	1
Miami	8	392	11
Texas:
Houston	5	105	3
Dallas	2	31	1

Texas Total	7	136	4
Other (3)	35	457	12
Deferred fees/other discounts	N/A	(24)	(1)

Total	322	$3,702	100%

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2) Includes northern Virginia and Maryland loans.

(3) No other metropolitan area exceeds three percent of the total.

Commercial Real Estate Loans – Originations

Corus originated 19 loans with commitments aggregating $529 million in the first quarter of 2004. This compares to 15 loans aggregating $352 million in the first quarter of 2003. Corus is very pleased with the 50% increase in loan originations this year.

Commercial Real Estate Loans – Pay-offs

Total pay-offs in the first quarter of 2004 were $484 million, more than double the quarterly average for all of 2003. The timing of loan pay-offs is inherently difficult to predict. Furthermore, given that Corus makes large individual loans, just a few payoffs can have a significant impact.

Commercial Real Estate Loans – Loans Pending

Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Discussion Pending is in its earliest stages.

Commercial Real Estate Loans Pending

	March 31, 2004		December 31, 2003		March 31, 2003
	# of	Commitment	# of	Commitment	# of	Commitment
(dollars in millions)	Loans	Amount	Loans	Amount	Loans	Amount
Commitment Accepted	2	$40	3	$94	3	$69
Commitment Offered	7	227	6	313	4	103
Application Received	8	477	9	305	6	111
Application Sent Out	12	622	8	451	7	275
Term Sheet Issued	42	2,371	36	1,715	19	724
Discussion Pending	2	104	5	115	2	105

Total	73	$3,841	67	$2,993	41	$1,387

In total, loans pending have increased significantly from both the most recent year-end and from a year ago. For perspective, for the loans pending at March 31, 2003, over 90% of the loans that had reached the Application Received stage ultimately closed.

Other Lending

Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

With regard to the remaining portfolio, residential first mortgage and home equity loan balances continue to decline as the Bank implements plans to allow these portfolios to “run-off.” Minimal new originations are expected.

Asset Quality

Nonperforming Assets

Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown is shown below:

	March 31	December 31	March 31
(in thousands)	2004	2003	2003
Total nonperforming loans:
Nonaccrual	$7,349	$7,896	$1,980
Troubled debt restructurings	4,781	6,436	12,170
Loans 90 days or more past due	957	1,236	1,694

Total nonperforming loans	13,087	15,568	15,844
Other real estate owned	130	66	228

Total nonperforming assets	$13,217	$15,634	$16,072

Nonperforming loans/Total loans	0.55%	0.64%	0.88%
Nonperforming assets/Total assets	0.36%	0.43%	0.62%

Total nonperforming assets decreased compared to December 2003 by $2.4 million to $13.2 million. The decrease is primarily due to payments associated with the two construction loans, which are classified as Troubled Debt Restructurings (“TDR’s”). The only other item of significance is a $7.0 million non-construction commercial real estate loan that was placed on nonaccrual in May 2003. Management believes the loan is well secured and no loss is expected.

Allowance for Loan Losses

A reconciliation of the activity in the allowance for loan losses is as follows:

	Three Months Ended
	March 31
(in thousands)	2004	2003
Balance at beginning of period	$36,448	$36,629
Provision for loan losses	—	—
Charge-offs	(235)	(1,937)
Recoveries	554	825

Balance at March 31	$36,767	$35,517

Loans at March 31	$2,372,800	$1,794,481

Allowance as a percentage of loans	1.55%	1.98%

Net (Charge-off) / Recovery – 10 Year History

		Check		Consumer
	Commercial	Cashing		Residential
	Real Estate	Industry	Commercial	Real Estate	Student
(in thousands)	Loans	Loans (1)	Loans	Loans	Loans	Total
2004 (1st Qtr)	$—	$—	$—	$319	$—	$319
2003	—	(950)	191	488	90	(181)
2002	17	(3,227)	8	(674)	48	(3,828)
2001	10	—	(1)	(1,865)	2,712	856
2000	42	—	(104)	(2,473)	10,046	7,511
1999	62	—	(19)	(2,536)	(1,190)	(3,683)
1998	148	—	7	(3,945)	(1,097)	(4,887)
1997	(155)	—	(3)	(8,167)	(9,683)	(18,008)
1996	820	—	678	(5,945)	(4,525)	(8,972)
1995	(240)	—	(200)	120	24	(296)
	[a]aa[a][a][a]~~~
Total	$704	$(4,177)	$557	$(24,678)	$(3,575)	$(31,169)

(1) Represents loans to Corus’ customers in the check cashing industry

Corus has had particularly impressive results with commercial real estate lending. In fact, we have actually had, in total, net recoveries on this portfolio over the past 10 years. The check cashing industry loan charge-offs relate to a specific control weakness, which has since been corrected. Management does not expect charge-offs of this magnitude to recur. Finally, Corus made the decision in 2000 to exit the consumer residential real estate and student lending businesses and the portfolios have since either been sold or are running off.

Funding/Liquidity

Corus’ policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal.

The liquidity to fund loan commitments will first come from a combination of available liquidity and normal paydowns/payoffs of the existing loan portfolio and then, to the extent necessary, from additional issuance of brokered certificates of deposit (“BRCD”). A portion of Corus’ current loan funding comes from BRCD and to the extent that total loans outstanding grow in the future, management expects to fund much, if not all, of that growth with BRCD. In order to avoid the liquidity risk of an overly significant portion maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 7 years. To further mitigate liquidity risk, Corus’ liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of March 31, 2004, BRCD totaled $587 million. The Bank has established a BRCD limit such that BRCD will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on current deposit levels, this implies a maximum amount of BRCD of $1.6 billion.

Other Borrowings

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. As of March 31, 2004, the term note had an outstanding balance of $34.0 million and the revolving credit line had no balance outstanding.

Corus has extended the maturity date on both notes to June 25, 2006, and either note may be prepaid without a material penalty. The term note requires quarterly repayments of $1 million beginning September 30, 2001. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4 % of the average unused revolving note commitment is due quarterly.

Long-Term Debt – Subordinated Debentures

During 2003, Corus formed five wholly owned finance subsidiaries for the sole purpose of issuing Trust Preferred securities. The subsidiaries issued $172.5 million in Trust Preferred securities and Corus, in turn, issued subordinated debentures to the trusts in the amount of $177.8 million - the difference being Corus’ investment in the subsidiaries. The terms for both the Trust Preferred securities and the subordinated debentures are essentially identical. The instruments all mature 30 years from the issuance date and included interest rates ranging from LIBOR plus 2.85% to LIBOR plus 3.10%, resetting quarterly. Combined issuance fees totaled $1.6 million and are being amortized over the 30-year periods.

Commercial Real Estate “Risk” Disclosure

The following disclosure is not computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan’s Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession should occur. This point bears repeating – the POD and LGD estimates are not based on today’s market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a “serious” recession. As a proxy, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980’s and early 1990’s. Typically, we assume that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans and/or charge-offs in economic conditions other than what might be characterized as “serious.” While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur.

(in millions)	3/31/04	12/31/03	3/31/03
CRE Loans & Unfunded Commitments
CRE loans outstanding	$2,230	$2,266	$1,626
Unfunded Commitments	1,472	1,554	1,292

CRE Loans + Unfunded Commitments	$3,702	$3,820	$2,918

Potential Defaults & Losses
CRE Loans + Unfunded Commitments	$3,702	$3,820	$2,918
Weighted average Probability of Default (POD) (1)	15.0%	14.4%	14.1%

Potential CRE Loans that could default	555	550	411
Weighted average Loss Given Default (LGD) (1)	16.0%	16.4%	16.9%

Potential losses that could occur	$89	$90	$69

Nonperforming & Nonaccrual Loans
Potential CRE loans that could default	$555	$550	$411
Potential losses that could occur	(89)	(90)	(69)

Potential remaining CRE NPL balances	466	460	342
Percentage that could be nonaccrual (2)	100%	100%	100%

Potential nonaccrual CRE NPL balances	$466	$460	$342

(1)	The POD and LGD estimates are not based on today’s market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a “serious” recession.

(2)	Not necessarily all nonperforming loans would be nonaccrual, however in order to be conservative we will assume 100% of the above nonperforming loans are nonaccrual.

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